Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
RESTATED
CERTIFICATE OF INCORPORATION
OF
ENTERGY CORPORATION

Entergy Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).
2.Article Fourth, Section A of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
The total number of shares of stock which the Corporation shall have authority to issue is 999,000,000 shares, of which 1,000,000 shares, no par value per share, shall be designated “Preferred Stock” and 998,000,000 shares, par value $.01 per share, shall be designated “Common Stock.” At 5:00 p.m., Eastern Time, on December 12, 2024 (the “Effective Time”), each share of Common Stock (and each fraction of a share) issued and outstanding, and each share of Common Stock (and each fraction of a share) held as treasury stock, in each case as of immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of thereof, be subdivided and reclassified into two fully paid and nonassessable shares (or twice the number of fully paid and non-assessable fractions of a share, as applicable) of Common Stock, reflecting a 2:1 stock split.
3.This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

5.This Certificate of Amendment shall be effective at 5:00 p.m., Eastern Time, on December 12, 2024.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 11th day of December, 2024.
ENTERGY CORPORATION
By:     /s/ Marcus V. Brown
Name:     Marcus V. Brown
Title:     Executive Vice President and General Counsel (Authorized Officer)